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                                                                   EXHIBIT 10.65

[CHIRON LOGO]

                                  CONFIDENTIAL

                                                                 January 4, 1995

C. William Zadel
President and CEO
Ciba Corning Diagnostics Corp.
63 North Street
Medfield, MA 02052-1688

                          Re: Employment Arrangements

Dear Bill:

    I am writing to confirm the employment arrangements that we had discussed.

    Chiron will continue your employment in an executive capacity by Ciba Corning Diagnostics Corp. ("CCD") or an affiliate for not less than five years from January 1, 1995. The present terms of your employment, including compensation and benefits, will continue until changed by mutual agreement or otherwise in accordance with such terms. For at least the first year, you will be in charge of all operations of CCD. Chiron will consider your candidacy to be the head of the business unit that may be formed by combining Chiron's diagnostic business unit and related activities with CCD.

    In the event that Chiron terminates your employment within the five year period, other than for good cause, we will pay you a severance payment equal to the lesser of three times your aggregate cash compensation in the twelve months immediately preceding such termination or the amount of the aggregate cash compensation expected to be paid to you over the remainder of the five year term of this commitment.

    Subject to Chiron Board approval, which we expect to obtain in February, you will also be appointed Vice President of Chiron Corporation and a member of its Strategy Committee. As such, you will become subject to the requirements of
Section 16 of the Securities and Exchange Act of 1934.

    As you have questions, please call me.

                                          Very truly yours,

                                          Edward E. Penhoet
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER